================================================================================

                        ADMINISTRATIVE SERVICES AGREEMENT

                                      among

                            CANTOR FITZGERALD, L.P.,

                        CANTOR FITZGERALD INTERNATIONAL,

                                  eSPEED, INC.,

                            eSPEED SECURITIES, INC.,

                       eSPEED GOVERNMENT SECURITIES, INC.,

                              eSPEED MARKETS, INC.

                                       and

                     eSPEED SECURITIES INTERNATIONAL LIMITED

                          Dated as of December 15, 1999

================================================================================

                        ADMINISTRATIVE SERVICES AGREEMENT

      This ADMINISTRATIVE SERVICES AGREEMENT is made and entered into as of December 15, 1999, among CANTOR FITZGERALD, L.P., a Delaware limited partnership ("Cantor Fitzgerald"), Cantor Fitzgerald International, an English unlimited liability company ("CF International"), eSPEED, INC., a Delaware corporation ("Parent"), eSPEED SECURITIES, INC., a Delaware corporation and a wholly-owned subsidiary of eSpeed ("eSpeed Securities"), eSPEED GOVERNMENT SECURITIES, INC., a Delaware corporation and a wholly-owned subsidiary of eSpeed ("eSpeed GS"), eSPEED MARKETS, INC., a Delaware corporation and a wholly-owned subsidiary of eSpeed ("eSpeed Markets") and eSPEED SECURITIES INTERNATIONAL LIMITED, a limited company registered in England and Wales and a wholly-owned subsidiary of eSpeed ("eSpeed International"). References hereinafter to (i) "eSpeed" shall mean Parent and/or one or more of eSpeed Securities, eSpeed GS, eSpeed Markets, eSpeed International and any other subsidiary of Parent that becomes a party to this Agreement in accordance with Section 17(j) and (ii) "Cantor" shall mean Cantor Fitzgerald, CF International, and any other subsidiary or affiliate of Cantor Fitzgerald that becomes a party to this Agreement in accordance with
Section 17(j).

                              W I T N E S S E T H:

      WHEREAS, Parent is a recently formed company, the capital stock of which is owned by affiliates of Cantor;

      WHEREAS, Cantor Fitzgerald and/or its affiliates currently provide(s) certain services, including office space, personnel and corporate services, such as cash management, internal audit, facilities management, promotional sales and marketing, legal, payroll, benefits administration and other administrative services and insurance services, to various financial services and securities firms in which Cantor has an ownership or management interest;

      WHEREAS, Cantor is willing to provide or arrange for the provision of similar services to eSpeed, all upon the terms and conditions set forth herein;

      WHEREAS, in the absence of obtaining such services from Cantor, eSpeed would require additional staff and would need to enhance its existing administrative infrastructure sooner than desirable;

      WHEREAS, eSpeed will conduct directly much of its own sales and marketing functions, and will provide certain sales and marketing services to Cantor upon the terms and conditions set forth herein; and

      WHEREAS, each of the parties hereto acknowledges that greater efficiencies and reduced costs are expected to be achieved from the economies of scale associated with the provision of such services by Cantor to eSpeed and by eSpeed to Cantor in the manner provided herein during the term hereof;

      NOW, THEREFORE, in consideration of the premises contained herein, it is agreed as follows (capitalized terms used and not defined herein have the meanings ascribed thereto in the Assignment and Assumption Agreement (for the transfer of certain assets in the United States of America), dated as of December 9, 1999):

      1. Term. The term of this Agreement shall commence at the Closing and shall remain in effect for a three-year period (the "Initial Term"). Thereafter, this Agreement shall be renewed automatically for successive one-year terms (the "Extended Term"), unless any party shall give written notice to the other parties of its desire to terminate this Agreement at least six months before the end of any such year ending during the Extended Term, in which event this Agreement shall end with respect to the terminating party, on the last day of such year. This Agreement may be terminated by a party as provided herein or, as provided in Section 14, with respect to a particular service or group of services only, in which case it shall remain in full force and effect with respect to the other services described herein. Notwithstanding the foregoing, the term of this Agreement with respect to any space made available to eSpeed by Cantor, as the case may be, pursuant to Annex A and Annex B hereto shall be coterminous with the term of Cantor's lease with respect to such space, including any extension thereof. The Initial Term and the Extended Term are referred to herein as the "Term".

      2. Insurance. During the Term hereof and upon the terms and conditions set forth herein, Cantor agrees to obtain for eSpeed the following insurance (i) in the United States of America (which insurance policy and amount provided below may be a single policy and an amount for eSpeed and Cantor combined), except as otherwise agreed by eSpeed and Cantor, and subject to Section 14 hereof, and
(ii) or such insurance as is equivalent thereto in other jurisdictions, and in such amounts as Cantor and eSpeed shall agree:

            (a) Property and casualty insurance, including insurance against all risks, except for standard policy exclusions, terms and conditions, for all buildings, fixtures, boilers and other mechanical systems, electronic data processing equipment and other equipment located at any eSpeed facility in an amount not less than $40 million or such greater amount as may be agreed from time to time;

            (b) General liability insurance in an amount not less than $20 million;

            (c) Officer and director liability insurance in an amount and having the terms and conditions that are typical for a newly-public company in eSpeed's industry;

            (d) Business interruption insurance in the amount of $25 million;

            (e) Fidelity bond, if necessary, of not less than $25 million; and

            (f) Such other insurance as eSpeed and Cantor shall agree.

      3. Services. During the Term hereof and upon the terms and conditions set forth herein,

            (a) Cantor agrees to provide or, at Cantor's discretion, to arrange for third parties to provide, to eSpeed the following services:

                  (1) Administration and Benefits Services. Cantor shall administer each of the benefits and services referred to in Section 2 hereof and this Section 3.

                  (2) Employee Benefits, Human Resources and Payroll Services. Employees of eSpeed shall be entitled to participate in all employee benefit plans of Cantor to the extent permitted under applicable law. Cantor shall provide certain human resources services, which shall include interviewing prospective employees of eSpeed, maintaining employee personnel records, administering and disseminating information to employees of eSpeed regarding fringe benefits, monitoring EEOC and affirmative action compliance, training employees, administering and monitoring worker's compensation, monitoring labor relations, analyzing unemployment compensation costs and assisting in the establishment of procedures for hiring, promoting and terminating employees. In addition, Cantor shall provide certain payroll services, which shall include preparation of payroll checks for eSpeed employees and maintenance of employee payroll records, and making provision for the associated payroll for payments and similar charges.

                  (3) Financial and Operations Services. Cantor shall assist eSpeed in establishing and maintaining bank accounts, investing short-term funds, credit analysis, obtaining lines of credit, purchasing capital improvements (including supplies and equipment), providing technical advice as requested on commercial contracts and client/business development. In addition, Cantor shall assist eSpeed on all matters relating to acquisitions and mergers and other corporate expansion (including the leasing, purchasing and selling of real property and complementary businesses).

                  (4) Internal Auditing Services. Cantor shall provide internal auditing of corporate records and supply the relevant resulting audit reports directly to eSpeed's Board of Directors and external auditors as requested by eSpeed from time to time.

                  (5) Legal Related Services. Cantor shall make available its in-house counsel and staff to provide legal advice and related services of a type currently provided by such persons to Cantor. Upon request, Cantor shall consult with eSpeed management on the legal impact of proposed transactions and on general collection matters. Cantor shall also advise and assist eSpeed with respect to compliance with regulatory matters and intellectual property matters. Cantor may, in its discretion, engage outside counsel and any other outside consultants to assist in the provision of legal and related services to eSpeed.

                  (6) Risk Management. Cantor shall assist eSpeed executives in attempting to obtain insurance programs and maintaining contacts and relationships with insurance brokers and insurance carriers, other than the insurance specifically provided for in Section 2 hereof.

                  (7) Accounting Services. Cantor's accounting department shall assist eSpeed's accounting departments and provide such general and specific accounting services, including management accounting services, assistance in the preparation of financial and regulatory statements, filings, such as Forms 10-K, 10-Q and 8-K, proxy statements and annual reports to stockholders, as the parties may, from time to time, agree.

                  (8) General Tax Services. Cantor shall advise and assist eSpeed in (i) preparing and filing all tax returns for eSpeed, including federal, state and local corporate income taxes, state franchise taxes, local property taxes, state and local withholding taxes, value added tax quarterly returns and unemployment compensation taxes, (ii) preparing for discussions, meetings and proceedings with tax authorities, and (iii) general tax advice.

                  (9) Space. Cantor shall make certain office space available to eSpeed at the cost and terms specified in Annex A and Annex B hereto.

                  (10) Personnel. Cantor shall make available to eSpeed the services of those individuals identified by each of them and at each of their reasonable request.

                  (11) Communication Facilities. Cantor or eSpeed shall provide access for the requesting party to any communication facilities (leased telephone lines or other data transmission lines, or other property owned or leased by Cantor or eSpeed, as the case may be, for any similar purpose).

                  (12) Facilities Management. Cantor shall provide facilities, management, maintenance and support services.

                  (13) Promotional Sales and Marketing. Cantor shall provide promotional sales and marketing services to eSpeed.

                  (14) Miscellaneous. Cantor shall provide such other miscellaneous services to eSpeed as the parties may reasonably agree.

            (b) eSpeed agrees to provide or, at eSpeed's discretion, to arrange for third parties to provide, to Cantor the following services:

                  (1) Sales, Marketing and Public Relations. eSpeed shall maintain its own sales, marketing and public relations department and shall provide such sales, marketing and public relations services to Cantor as Cantor may from time to time request.

                  (2) Miscellaneous. eSpeed shall provide such other miscellaneous services to Cantor as the parties may agree.

      4. Authority. Notwithstanding anything to the contrary contained in
Section 3 hereof, the parties hereto acknowledge and agree that each party shall provide the services set forth in Section 3 of this Agreement subject to the ultimate authority of eSpeed to control its own business and affairs. Each party acknowledges that the services provided hereunder by Cantor are intended to be administrative, technical and ministerial and are not intended to set policy for eSpeed.

      5. Charges for Insurance. The insurance provided for in Section 2 shall be invoiced to and paid by eSpeed as follows:

      The premiums for each of the insurance policies described in Section 2 shall be allocated to eSpeed by Cantor and shall be determined by multiplying Cantor's total actual insurance premiums for each such coverage by a fraction, (i) in the case of general liability or business interruption insurance, the numerator of which is the aggregate consolidated net revenues (determined in accordance with Generally Accepted Accounting Principles of the United States of America) of eSpeed and the denominator of which is the aggregate consolidated net revenues of Cantor plus any consolidated eSpeed net revenues not included in Cantor's consolidated net revenues, excluding the revenues from any division or subsidiary which does not benefit from or which is not covered by the insurance to which these premiums relate, (ii) in the case of property and casualty insurance, the numerator of which is the number of employees of eSpeed and the denominator of which is the number of employees of eSpeed and Cantor's affiliates, and (iii) in the case of all others as mutually agreed to by eSpeed and Cantor.

      6. Charges for Services. In consideration for providing the financial, administrative, sales and marketing, and operational services provided for in
Section 3 hereof, each party receiving services shall pay to the providing party the actual costs of such services, determined as follows:

      Each providing party shall charge the receipent party for such receipent party's appropriate share of the aggregate cost actually incurred in connection with the provision of such services in an amount equal to the direct cost that the providing party incurs in performing those services plus a reasonable allocation of other costs determined in a consistent and fair manner so as to cover such providing party's appropriate costs or in such other manner the parties shall agree. The providing party shall not charge the recipient party any portion of any tax for which the providing party receives a rebate or credit, or to which the providing party is entitled to a rebate or credit.

      7. Other Benefits and Services. From time to time, Cantor and eSpeed may agree to assist each other in the purchase of other benefits or services or in the purchase by eSpeed from or through Cantor of other benefits or services. In such event, the parties shall agree upon a mutually satisfactory basis of allocation of costs.

      8. Exculpation and Indemnity; Other Interests.

            (a) Cantor (including its partners, officers, directors and employees) shall not be liable to eSpeed or the stockholders of Parent for any acts or omissions taken or not taken in good faith on behalf of eSpeed and in a manner reasonably believed by Cantor to be within the scope of the authority granted to it by this Agreement and in the best interests of eSpeed, except for acts or omissions constituting fraud or willful misconduct in the performance of Cantor's duties under this Agreement. Notwithstanding the foregoing, Cantor shall be liable to eSpeed for any losses incurred by eSpeed in connection with the provision of Cantor's services hereunder to the extent Cantor is entitled to be reimbursed by an unaffiliated third party for any such liability. eSpeed shall indemnify, defend and hold harmless Cantor (and its partners, officers, directors and employees) from and against any and all claims or liabilities of any nature whatsoever (including consequential damages and reasonable attorney's fees) arising out of or in connection with any claim against Cantor under or otherwise in respect of this Agreement, except where attributable to the fraud or willful misconduct of Cantor.

            (b) eSpeed (including its officers, directors and employees) shall not be liable to Cantor or the partners of Cantor for any acts or omissions taken or not taken in good faith on behalf of Cantor and in a manner reasonably believed by eSpeed to be within the scope of the authority granted to it by this Agreement and in the best interests of Cantor, except for acts or omissions constituting fraud or willful misconduct in the performance of eSpeed's duties under this Agreement. Notwithstanding the foregoing, eSpeed shall be liable to Cantor for any losses incurred by Cantor in connection with the provision of eSpeed's services hereunder to the extent eSpeed is entitled to be reimbursed by an unaffiliated third party for any such liability. Cantor shall indemnify, defend and hold harmless eSpeed (and its stockholders, officers, directors and employees) from and against any and all claims or liabilities of any nature whatsoever (including consequential damages and reasonable attorney's fees) arising out of or in connection with any claim against eSpeed under or otherwise in respect of this Agreement, except where attributable to the fraud or willful misconduct of eSpeed.

            (c) Nothing in this agreement shall prevent Cantor and its affiliates from engaging in or possessing an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created, and none of eSpeed or any of their respective stockholders shall have any rights in or to such independent ventures or to the income or profits derived therefrom.

      9. Relationship of the Parties. The relationship of Cantor Fitzgerald and CF International, and Parent, eSpeed Securities, eSpeed GS, eSpeed Markets and eSpeed International shall be that of contracting parties, and no partnership, joint venture or other arrangement shall be deemed to be created hereby. Except as expressly provided herein, none of Cantor Fitzgerald, CF International, Parent, eSpeed Securities, eSpeed GS, eSpeed Markets or eSpeed International shall have any claim against the others or right of contribution with respect to any uninsured loss incurred by any of them nor shall any of them have a claim or right against the others with respect to any loss that is deemed to be included within the deductible, retention or self-insured portion of any insured risk.

      10. Audit. Any party hereto may request a review, by those certified public accountants who examine Cantor's or eSpeed's books and records, of the other party's cost allocation to the requesting party to determine whether such allocation is proper under the procedures set forth herein. Such a review is to be conducted at the requesting party's expense.

      11. Documentation. Each party's charges to the other for all services and benefits hereunder shall be substantiated by appropriate schedules, invoices or other documentation.

      12. Actual Cost. Any charges to the recipient for services or benefits provided by Cantor or eSpeed, as the case may be, or by third parties pursuant to Section 2 or 3 hereof shall be based upon rates not intended to provide a profit to Cantor or eSpeed.

            (a) Each recipient party shall pay to the relevant providing party the aggregate charge for services provided under this Agreement in arrears within 30 days after each calendar month. Amounts due by any one recipient party to any one providing party under the Agreement shall be set off against amounts due by the second party to the first under this or any other Agreement.

            (b) Any value added or other turnover taxes required to be charged in respect of services provided by a party to another party shall be charged in addition to any charges otherwise due hereunder, and shall be included in the relevant invoice.

      13. Invoicing and Billing. Each party shall invoice the other for charges for services provided pursuant hereto on a monthly basis as incurred, such invoices to be delivered to the other within 15 days after the end of each calendar month. Such invoices may include third party charges incurred in providing services pursuant to Section 2 or 3 hereof or, at the invoicing party's option, services provided by one or more third parties may be invoiced directly to the recipient of those services. Each party shall pay to the other the aggregate charge for services provided under this Agreement in arrears within 30 days after the end of each calendar month. Amounts due by one party to another under this Agreement shall be netted against amounts due by the second party to the first under this or any other agreement.

      14. Services by Third Parties. Except with respect to space made available to eSpeed pursuant to Annex A and Annex B, eSpeed (and Cantor, with respect to sales, marketing and public relations services) may, without cause, procure any of the services or benefits specified in Section 2 and/or Section 3 hereof from a third party or may provide such services or benefits for itself. Cantor (or eSpeed) shall discontinue providing such services or benefits upon written notice by the discontinuing party, delivered at least three months before the requested termination date.


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

      15. Excused Performance. Cantor (and eSpeed, with respect to sales and marketing services) does not warrant that any of the services or benefits herein agreed to be provided shall be free of interruption caused by Acts of God, strikes, lockouts, accidents, inability to obtain third-party cooperation or other causes beyond Cantor's (or eSpeed's) control. No such interruption of services or benefits shall be deemed to constitute a breach of any kind whatsoever.

      16. Post-Termination of Payments. Notwithstanding any provision herein to the contrary, all payment obligations hereof shall survive the happening of any event causing termination of this Agreement until all amounts due hereunder have been paid.

      17. Miscellaneous.

            (a) This Agreement and all the covenants herein contained shall be binding upon the parties hereto, their respective heirs, successors, legal representatives and assigns. No party shall have the right to assign all or any portion of its obligations or interests in this Agreement or any monies which may be due pursuant hereto without the prior written consent of the other parties.

            (b) The rule known as the eiusdem generis rule shall not apply and accordingly:

                  (1) general words introduced by the words and phrases such as "include", "including", "other" and "in particular" shall not be given a restrictive meaning or limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible; and

                  (2) general words shall not be given a restrictive meaning by reason of the fact that such words are followed by particular examples intended to be embraced by the general words, and references to writing includes any method of reproducing words in a legible and non-transitory form.

            (c) No waiver by any party hereto of any of its rights under this Agreement shall be effective unless in writing and signed by an officer of the party waiving such right. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach, whether or not of the same nature. This Agreement may not be modified or amended except (i) by a writing signed by officers of each of the parties hereto and (ii) such modification or amendment is approved by a majority of the outside directors of the Board of Directors of Parent. For purposes of this Agreement,


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

      an outside director shall mean a director who is not an employee, partner or affiliate (other than solely by reason of being a director of eSpeed) of Parent, Cantor Fitzgerald or any of their respective affiliates.

            (d) This Agreement constitutes the entire Agreement of the parties with respect to the services and benefits described herein, and cancels and supersedes any and all prior written or oral contracts or negotiations between the parties with respect to the subject matter hereof.

            (e) This Agreement shall be strictly construed as independent from any other agreement or relationship between the parties.

            (f) This Agreement is made pursuant to and shall be governed and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws thereof.

            (g) The descriptive headings of the several sections hereof are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

            (h) Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, addressed as follows:

                  (i)   If to Cantor Fitzgerald:

                           One World Trade Center, 105th Floor
                           New York, NY 10048
                           Attention: General Counsel
                           Facsimile: (212) 938-3620

                  (ii)  If to CF International:

                           One America Square
                           London, United Kingdom EC3N 2LS
                           Attention: Managing Director
                           Facsimile: (011) 44-171-894-7225


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

                  (iii) If to Parent:

                           One World Trade Center, 103rd Floor
                           New York, NY 10048
                           Attention: General Counsel
                           Facsimile: (212) 938-2464

                  (iv)  If to eSpeed Securities:

                           One World Trade Center, 103rd Floor
                           New York, NY 10048
                           Attention: General Counsel
                           Facsimile: (212) 938-2464

                  (v)   If to eSpeed GS:

                           One World Trade Center, 103rd Floor
                           New York, NY 10048
                           Attention: General Counsel
                           Facsimile: (212) 938-2464

                  (vi)  If to eSpeed Markets:

                           One World Trade Center, 103rd Floor
                           New York, NY 10048
                           Attention: General Counsel
                           Facsimile: (212) 938-2464

                  (vii) If to eSpeed Securities International:

                           One America Square
                           London, United Kingdom EC3N 2LS
                           Attention: Managing Director
                           Facsimile: (011) 44-171-894-7225

            The address of any party hereto may be changed on notice to the other parties hereto duly served in accordance with the foregoing provisions.

            (i) The parties of this Agreement understand and agree that any or all of the obligations of Cantor set forth herein may be performed by Cantor Fitzgerald or any of its subsidiaries, other than Parent or any of Parent's subsidiaries. In addition, Cantor

      Fitzgerald may cause any or all of the benefits due to Cantor to be received by any of its subsidiaries, other than Parent or any of Parent's subsidiaries.

            (j) Any subsidiary of Parent and/or Cantor Fitzgerald may become a party to this Agreement by signing a counterpart of this Agreement and agreeing to be bound by all of the terms and conditions of this Agreement as of the date of its signature of such counterpart.

            (k) In the event eSpeed uses assets that are subject to an operating lease between Cantor and a third party to provide services hereunder, eSpeed shall comply with the terms and conditions of such operating lease.

                            [Signature Pages Follow]

      IN WITNESS WHEREOF, the parties hereto have executed or caused this Administrative Services Agreement to be executed in their respective names by their respective officers thereunto duly authorized, as of the date first written above.

                                       CANTOR FITZGERALD, L.P.
                                       By: CF Group Management, Inc.
                                           Its General Partner

                                       By: /s/ Howard W. Lutnick
                                           -------------------------------------
                                           Name: Howard W. Lutnick
                                           Title: Chairman


                                       CANTOR FITZGERALD INTERNATIONAL

                                       By: /s/ Howard W. Lutnick
                                           -------------------------------------
                                           Name: Howard W. Lutnick
                                           Title: Chairman


                                       eSPEED, INC.

                                       By: /s/ Douglas B. Gardner
                                           -------------------------------------
                                           Name: Douglas B. Gardner
                                           Title: Vice Chairman


                                       eSPEED SECURITIES, INC.

                                       By: /s/ Douglas B. Gardner
                                           -------------------------------------
                                           Name: Douglas B. Gardner
                                           Title: Vice President and Chief
                                           Administrative Officer


                                       eSPEED GOVERNMENT SECURITIES, INC.

                                       By: /s/ Douglas B. Gardner
                                           -------------------------------------
                                           Name: Douglas B. Gardner
                                           Title: Vice President and Chief
                                           Administrative Officer


                                       eSPEED MARKETS, INC.

                                       By: /s/ Douglas B. Gardner
                                           -------------------------------------
                                           Name: Douglas B. Gardner
                                           Title: Vice President and Chief
                                           Administrative Officer

             [Signature Page for Administrative Services Agreement]
                                       eSPEED SECURITIES
                                        INTERNATIONAL LIMITED

                                       By: /s/ Douglas B. Gardner
                                           -------------------------------------
                                           Name: Douglas B. Gardner
                                           Title: Director

             [Signature Page for Administrative Services Agreement]

                                     ANNEX A

                                  Space Sharing

      (a) License to Use Space. During the term of this Agreement, Cantor shall permit eSpeed to use a portion of Cantor's (or any of its subsidiaries' or affiliates') offices ("Cantor Offices") for the purposes permitted under the lease agreements pursuant to which either Cantor or such subsidiary or affiliate leases such offices (to the extent such offices are leased), subject to the terms and conditions set forth in this Agreement for a term coterminous with respect to any respective lease. The space to be used by eSpeed shall be initially as shown below, but may be expanded or contracted if and as mutually agreed by the parties from time to time.

      (b) Consideration. So long as eSpeed uses any portion of Cantor Offices, eSpeed shall pay to Cantor on the first day of each calendar month with respect to each such Cantor Office an amount equal to the product of (X) the average rate per square foot then being paid by Cantor (or any of its affiliates) for the specific Cantor Office, and (Y) the number of square feet agreed to pursuant to paragraph (a) above, in each case determined in the same manner as rent is computed under the relevant lease, or if the office(s) are owned by Cantor, in an amount and in the same manner as the parties agree is customary for commercial leases of similar offices. Payments for any partial calendar month shall be prorated on a per diem basis.

      (c) Compliance with Leases. eSpeed hereby agrees not to take any action or fail to take any action in connection with its use of a portion of Cantor Offices a result of which would be Cantor's violation of any of the terms and conditions of any lease or other restriction on Cantor's use of such offices. eSpeed agrees to comply with the terms and provisions of any such lease in connection with such Cantor Office in which it or they use space.

                   Initial Square Footage to be used by eSpeed

            1.        Toronto                           320

            2.        Montreal                            8

            3.        Milan                             600

            4.        Frankfurt                         350

            5.        Tokyo                             600

            6.        Hong Kong                         225

            7.        Singapore                           8

                                ANNEX B (London)

                  Space Sharing for One America Square, London

      (a) License to share space. During the term of this Agreement, and for so long only as eSpeed remains a company which is within the same group as CF International, eSpeed may share with CF International the occupation of the whole or any part of CF International's premises at One America Square ("CF International's Offices") for the purposes permitted under the tenancies pursuant to which CF International leases the CF International Offices, subject to the terms set out in this Annex B. The space to be shared by eSpeed and CF International shall be initially as shown below, but may be expanded or contracted if and as mutually agreed by the parties from time to time. At the request of CF International, eSpeed shall vacate the CF International Offices immediately upon ceasing to belong to the same group as CF International. In this Annex B, a company is any body corporate and two companies are within the same group as one another if one company is the holding company of another or if both are subsidiaries of the same holding company ("holding company" and "subsidiary" having the meanings given to them by Section 736 UK Companies Act
1985).

      (b) Consideration. So long as eSpeed shares any part of the CF International Offices, eSpeed shall pay to Cantor, on behalf of CF International, on the first day of each calendar month with respect to each such CF International Office an amount equal to the product of (X) the average rate per square foot then being paid by CF International for the specific CF International Office (such amount to include rent and any service charge, insurance charge, rates and other outgoings of CF International) and (Y) the number of square feet agreed pursuant to paragraph (a) above. Payments for any partial calendar month shall be prorated on a daily basis.

      (c) Compliance with leases. eSpeed hereby agrees not to take any action or fail to take any action in connection with its sharing of any part of the CF International Offices as a result of which would be CF International's breach of any of the terms and conditions of any lease or other restriction or obligation affecting CF International's use of such offices. eSpeed agrees to comply with the terms and provisions of any such leases of the CF International Offices in which it shares space. There is no intention to create between eSpeed, Cantor and/or CF International the relationship of lessor and lessee in relation to the CF International Offices.

                   Initial Square Footage to be used by eSpeed

                        TOTAL                   16,000
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